FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Vice Chairman and Chief Financial Officer (770) 612-2048

GENUINE PARTS COMPANY
DIVIDENDS INCREASED 50 CONSECUTIVE YEARS
BOARD DECLARES 8% INCREASE IN QUARTERLY DIVIDEND
AND ANNOUNCES OFFICER CHANGES

Atlanta, Georgia, February 20, 2006 — The Board of Directors of Genuine Parts Company
(NYSE: GPC) declared an increase of 8% in the regular quarterly cash dividend for 2006. The Board increased the cash dividend payable to an annual rate of $1.35 per share compared with the previous dividend of $1.25 per share. The quarterly cash dividend of thirty-three and three quarter cents ($.3375) per share is payable April 3, 2006 to shareholders of record March 10, 2006. GPC has paid a cash dividend every year since going public in 1948 and this recent increase marks the 50th consecutive year.

Genuine Parts Company also announced that on February 20, 2006, the Board of Directors approved the following corporate officer changes. Scott C. Smith was elected to the position of Senior Vice President – Corporate Counsel, Carol B. Yancey was elected to the position of Senior Vice President – Finance and Corporate Secretary and Sidney G. Jones was elected to the position of Vice President – Investor Relations. All three of these individuals have been with the Company for 15 years and these promotions will further strengthen our corporate legal and financial teams.

Genuine Parts Company plans to release Fourth Quarter and Year-End Earnings on February 21, 2006. Management will also conduct a conference call on this date at 11:00 a.m. Eastern time. You are invited to join the call, which will be hosted by Tom Gallagher, Chairman, President and CEO, and Jerry Nix, Vice Chairman and CFO. The public may access the call by dialing 877-422-4780 and using the conference ID 4921359. If you are unable to participate during the call, a replay of the call will be available at 800-642-1687 (conference ID 4921359) until 12:00 a.m. Eastern time on March 7, 2006.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.